Exhibit 99

PROTECTIVE ANNOUNCES 2Q00 EARNINGS

BIRMINGHAM, Alabama (July 27, 2000) Protective Life Corporation (NYSE:PL) announced second quarter results today. The Company's diluted operating income was $.62 per share, a 7% increase over the $.58 per share last year. In the first six months of 2000, the Company's diluted operating income was $1.25 per share, an 11% increase over the $1.13 per share last year.

Consolidated net income was $39.3 million in the 2000 second quarter compared to $36.4 million last year, and $82.3 million for the first six months of 2000 compared to $73.1 million last year. Diluted net income was $.59 per share in the 2000 second quarter compared to $.54 per share last year, and $1.24 per share for the first six months of 2000 compared to $1.10 per share last year.

At June 30, 2000, the Company's assets were approximately $14.3 billion. Share-owners' equity per share was $16.70 excluding $2.46 per share of unrealized investment losses resulting from marking the Company's securities to market value.

Operating return on average equity for the twelve months ending June 30, 2000, was 16.1%.

Drayton Nabers, Jr., Chairman of the Board and Chief Executive Officer of the Company states: “Claims in our Dental and Financial Institutions Divisions returned to more normal levels in the second quarter, and in the Dental Division we made progress in stabilizing our earnings base. We had favorable mortality in our life insurance lines, and our marketing divisions have all shown strong production this year. Total individual life sales through the second quarter, including those from West Coast, were 53% above last year, though life insurance sales will not be as strong in the second half of this year. Dental sales increased 30%, while Financial Institutions sales increased 90% including those from the Lyndon Insurance Group. Annuity sales were 64% above last year, and Stable Value sales were 26% higher. Five of our seven divisions achieved earning increases in the first six months compared to last year. On the negative side, higher short-term interest rates and an inverted yield curve continued to reduce spreads and net investment income. This effect was offset by strong mortgage participating income in the second quarter.”

4

The table below sets forth operating income before income tax by business segment for the periods shown:

Operating Income Before Income Tax
for the quarter ending June 30
(in thousands)
	2000	1999
Life Insurance
Individual Life	$10,430	$8,371
West Coast	8,263	6,786
Acquisitions	14,547	18,376
Specialty Insurance Products
Dental and Consumer Benefits	8,299	7,200
Financial Institutions	8,524	5,281
Retirement Savings and Investment Products
Stable Value Products	7,292	7,288
Investment Products	3,876	3,437
Corporate and Other	2,989	3,962
Total operating income before income tax	$64,220	$60,701

Operating Income Before Income Tax
for the six months ending June 30
(in thousands)
	2000	1999
Life Insurance
Individual Life	$19,821	$17,185
West Coast	16,885	12,368
Acquisitions	26,049	35,969
Specialty Insurance Products
Dental and Consumer Benefits	14,368	15,807
Financial Institutions	14,436	10,515
Retirement Savings and Investment Products
Stable Value Products	15,947	14,078
Investment Products	7,290	6,497
Corporate and Other	14,510	4,899
Total operating income before income tax	$129,306	$117,318

5

The table below sets forth divisional sales for the periods shown:

Sales
for the six months ending June 30
(in millions)
	2000	1999
Life Insurance
Individual Life	$52.7	$36.2
West Coast	45.0	27.5
Specialty Insurance Products
Dental and Consumer Benefits	63.4	48.9
Financial Institutions	260.8	137.1
Retirement Savings and Investment Products
Stable Value Products	727.8	578.4
Investment Products	497.1	303.7

The sales statistics in the above table are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about factors which could affect future results. These factors include, but are not limited to: we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year; we could be forced to sell illiquid investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income; insurance companies are highly regulated; a tax law change could adversely affect our ability to compete with non-insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgements; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; our reinsurance program involves risks; and our performance is affected by general economic conditions.

6